EXHIBIT 99.1
NEWS RELEASE
For Release on October 31, 2006 4:00 p.m. (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer
Giga-tronics Reports Second Quarter FY 2007 Results
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net loss of $403,000 or $0.08 per fully diluted share for the quarter ending September 30, 2006. This compares with the net loss of $1,137,000 or $0.24 per fully diluted share for the same period a year ago. Net loss for the six months ending September 30, 2006 was $1,430,000 or $0.30 per fully diluted share compared with a net loss of $904,000 or $0.19 per fully diluted share for the same period last year.
     Orders improved 215% in the second quarter of fiscal 2007 to $5,812,000 from $1,847,000 for the second quarter of fiscal 2006. Our book to bill ratio increased to 1.48 versus 0.51 for the same period a year ago.
     Net sales from continuing operations increased 8.9% to $3,934,000 in the second quarter of fiscal 2007 versus $3,614,000 in the second quarter of fiscal 2006.
     Backlog at quarter end was $11.8 million (approximately $8.0 million is shippable within one year) as compared to $13.7 million (approximately $7.0 million shippable within one year) at second quarter end of the prior year.
     Cash and cash equivalents decreased 11.8% to $3,286,000 at September 30, 2006 compared to $3,726,000 as of June 24, 2006.
     Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial 612-288-0329. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”. The conference call discussion reflects management’s views as of October 31, 2006 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)	September 30, 2006	March 25, 2006
(Unaudited)
Assets
Current assets Cash and cash equivalents	$3,286	$3,412
Notes receivable	—	3
Trade accounts receivable, net	1,557	3,435
Inventories	5,767	4,813
Prepaid expenses and other assets	260	219

Total current assets	10,870	11,882

Property and equipment, net	375	337
Other assets	103	127

Total assets	$11,348	$12,346

Liabilities and shareholders’ equity
Current liabilities Accounts payable	$1,019	$870
Accrued commissions	117	171
Accrued payroll and benefits	733	781
Accrued warranty	190	250
Customer advances	997	521
Other current liabilities	379	433

Total current liabilities	3,435	3,026
Deferred rent	173	222

Total liabilities	3,608	3,248

Shareholders’ equity
Preferred stock of no par value; Authorized 1,000,000 shares; no shares outstanding at September 30, 2006 and March 25, 2006	—	—
Common stock of no par value; Authorized 40,000,000 shares; 4,809,021 shares at September 30, 2006 and March 25, 2006 issued and outstanding	13,075	13,003
Accumulated deficit	(5,335)	(3,905)

Total shareholders’ equity	7,740	9,098

Total liabilities and shareholders’ equity	$11,348	$12,346

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Six Months Ended
(In thousands except per share data)	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
(Unaudited)
Net sales	$3,934	$3,614	$7,320	9,397

Cost of sales	2,077	2,391	4,264	5,529

Gross profit	1,857	1,223	3,056	3,868

Product development	938	1,043	1,899	2,009
Selling, general and administrative	1,368	1,331	2,665	2,784

Operating expenses	2,306	2,374	4,564	4,793

Operating loss	(449)	(1,151)	(1,508)	(925)

Interest income, net	37	9	66	14

Loss from continuing operations before income taxes	(412)	(1,142)	(1,442)	(911)
Provision for income taxes	1	—	1	4

Loss from continuing operations	(413)	(1,142)	(1,443)	(915)
Income on discontinued operations, net of income taxes	10	5	13	11

Net loss	$(403)	$(1,137)	$(1,430)	$(904)

Basic net loss per share:
From continuing operations	$(0.08)	$(0.24)	$(0.30)	$(0.19)
On discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Basic net loss per share	$(0.08)	$(0.24)	$(0.30)	$(0.19)

Diluted net loss per share:
From continuing operations	$(0.08)	$(0.24)	$(0.30)	$(0.19)
On discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Diluted net loss per share	$(0.08)	$(0.24)	$(0.30)	$(0.19)

Shares used in per share calculation:
Basic	4,809	4,778	4,809	4,755
Dilutive	4,809	4,778	4,809	4,755